EXHIBIT 10.2

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036	CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, New York 10013

March 24, 2007

Beckman Coulter, Inc.

P.O. Box 3100

4300 N. Harbor Blvd.

Fullerton, CA 92834-3100

Attention: Chief Financial Officer

Beckman Coulter, Inc.

$1,650,000,000 Interim Term Loan Facility

Commitment Letter

Ladies and Gentlemen:

Beckman Coulter, Inc., a Delaware corporation (the “Borrower” or “you”) has advised Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) and Citigroup Global Markets Inc. (“CGMI”, and, together with Citigroup (as defined below) and Morgan Stanley, “us”) regarding your proposed acquisition (the “Acquisition”) of the stock of Biosite Incorporated, a Delaware corporation (the “Target”). As we understand the transaction, pursuant to an Agreement and Plan of Merger (including all annexes and exhibits thereto, the “Acquisition Agreement”) to be entered into with the Target and the Purchaser (as defined therein) and a tender offer conducted in accordance with the terms of the Acquisition Agreement (the “Tender Offer”) followed by a merger with the Target (the “Merger”), you will purchase all of the outstanding capital stock of the Target. The consideration for the Acquisition will be comprised of all cash. The Acquisition effected by the Tender Offer and the Merger, the financings contemplated by the foregoing and the payment of fees and expenses associated therewith are collectively referred to as the “Transaction”. For purposes of this Commitment Letter, “Citigroup” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated herein.

More specifically, you have informed us that the Borrower intends to arrange for a commitment of up to a $1,650,000,000 interim term loan facility (the “Interim Term Loan Facility”, also herein referred to as the “Interim Facility”). We understand that borrowings under the Interim Facility (if any) will be used to fund the Transaction.

In connection with the Transaction (a) (i) Morgan Stanley is pleased to advise you of its commitment to provide, on a several (and not joint) basis, or to cause one or more of its affiliates to provide, 50.0% of the Interim Facility and (ii) Citigroup is pleased to advise you of its commitment to provide, on a several (and not joint) basis, or to cause one or more of its affiliates to provide, 50.0% of the Interim Facility subject to and on the terms and conditions set forth herein and in the summary of and conditions attached as Annex I (the “Term Sheet” which, together with this letter, are herein collectively referred to as the “Commitment Letter”) and (b) Morgan Stanley and

Citigroup (collectively, the “Arrangers”) shall use commercially reasonable efforts to arrange a syndicate of Lenders (as defined in the Term Sheet) to participate in the Interim Facility.

You agree that Citigroup shall act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”), and, together with Morgan Stanley, co-lead arranger and joint bookrunner in respect of the Interim Facility (Morgan Stanley to be “on the left”). It is understood that the Arrangers shall be permitted to designate one or more Lenders as agents or co-agents, as the case may be, with respect to the Interim Facility in their sole discretion, but no other agents, co-agents or arrangers will be appointed, no other titles may be given, and no other compensation (other than as expressly set forth in the Term Sheet or in the Fee Letter described below) will be paid without the Arrangers’ prior written consent; provided, however, that you may, within 10 days of the announcement of the Acquisition, appoint additional co-managers for up to 20% of the commitment of the Interim Term Loan Facility. Fees payable to the syndicate of Lenders shall be payable from the amounts payable by the Borrower pursuant to the fee letter (the “Fee Letter”) among the parties hereto and executed simultaneously herewith.

Each of Morgan Stanley and Citigroup (the “Initial Lenders”) reserve the right, prior to or after execution of the definitive credit documentation for the Interim Facility, to syndicate all or part of its commitment for the Interim Facility to one or more lending institutions reasonably acceptable to you that will become parties to the appropriate definitive credit documentation pursuant to a syndication in respect of the Interim Facility to be managed by the Arrangers, and the commitment of the Initial Lenders hereunder in respect of the Interim Facility shall be reduced as and when commitments are received from the other financial institutions in respect of the Interim Facility. The Arrangers may commence syndication efforts promptly after the execution of this letter by you and you agree actively to assist the Arrangers in achieving a syndication in respect of the Interim Facility that is satisfactory to the Arrangers. Such syndication will be accomplished by a variety of means, including direct contact during the syndication for the Interim Facility between senior financial management and advisors of the Borrower and the proposed syndicate members for the Interim Facility (such members, the “Lenders”). To assist the Arrangers in their syndication efforts, you hereby agree (i) to provide and cause your advisors to provide the Arrangers and the other relevant syndicate members upon request with all information reasonably deemed necessary by the Arrangers to complete syndication, including but not limited to information prepared by you and your advisors or on your behalf relating to the transactions contemplated hereby, (ii) to assist the Arrangers upon request in the preparation of an information memorandum (the “Information Memorandum”) to be used in connection with the syndication of the Interim Facility, (iii) to use your commercially reasonable efforts to ensure that the syndication efforts of the Arrangers benefit materially from your existing lending relationships and the existing lending relationships of the Target, (iv) to make available your senior financial officers and representatives and, to use your commercially reasonable efforts to make available Target’s senior financial officers and representatives, in each case from time to time to attend and make presentations regarding the business and prospects of the Borrower and Target at a meeting or meetings of prospective Lenders and (v) to use commercially reasonable efforts to obtain a “Corporate Family Rating” from Moody’s Investors Service, Inc. (“Moody’s”), and a “Corporate Rating” from Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”). The Arrangers will manage all aspects of any syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. You will also afford the Arrangers a period of at least 20 consecutive days following the launch of the general syndication of the Interim Facility and immediately prior to the Closing Date of the Interim Facility to syndicate the Interim Facility. In addition, you agree that, without the

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consent of the Arrangers (such consent not to be unreasonably withheld or delayed), until the earliest of completion of the primary syndication of the Interim Facility, the termination of the commitment of Morgan Stanley and Citigroup and 90 days after the commencement of the primary syndication, no financing (other than the Interim Facility and the Permanent Financing (as defined in the Term Sheet)) for you or any of your subsidiaries shall be syndicated, privately placed or publicly offered in the United States or Europe to the extent that such financing would have an adverse effect on the syndication of the Interim Facility; provided, however, that the foregoing shall not limit your ability or that of your subsidiaries to (i) issue commercial paper or other short-term debt programs currently in place, (ii) amend, waive, modify, renew or refinance your existing revolving credit facility (the “Existing Credit Facility”), or other financings to fund operations or for working capital, or borrow thereunder, (iii) refinance any indebtedness outstanding on the date hereof, (iv) incur purchase money indebtedness for the acquisition of assets used in the business, (v) incur indebtedness in connection with the exercise of the “Top-Up Option” under the Acquisition Agreement, or (vi) incur other limited indebtedness to be agreed upon.

In addition, all commitments, undertakings and agreements hereunder are subject to (i) the absence of a “Company Material Adverse Effect” (as defined in the Acquisition Agreement), (ii) (a) the accuracy and completeness in all material respects of all representations that you make to us (subject to clause (x) below), (b) your compliance in all material respects with the terms of this Commitment Letter and (c) your compliance in all material respects with the terms of the Fee Letter and (iii) the negotiation, execution and delivery of definitive documentation with respect to the Interim Facility (the “Loan Documentation”), which shall, in each case, be consistent with the Term Sheet and the Existing Credit Facility as further set forth therein (provided that, notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (x) the only representations relating to the Borrower, the Target, their respective subsidiaries and their businesses the making of which shall be a condition to availability of the Interim Facility on the Closing Date shall be (A) such of the representations made by the Target in the Acquisition Agreement, as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement and (B) the Specified Representations (as defined below) and (y) the terms of the Loan Documentation shall be in a form such that they do not impair availability of the Interim Facility on the Closing Date or the Delayed Draw Funding Date (as defined in the Term Sheet) if the conditions set forth herein and in the Term Sheet are satisfied. Those matters that are not covered by or made clear under the provisions of this Commitment Letter are subject to the approval and agreement of the Agent and you; provided that such approvals and agreements shall be in a manner that is consistent with the Term Sheet. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheet relating to corporate power and authority, due authorization, execution and delivery of the Loan Documentation, no conflicts with material contractual restrictions, the enforceability of the Loan Documentation, Federal Reserve margin regulations and the Investment Company Act.

To induce Morgan Stanley and Citigroup to issue this letter and to continue with their due diligence efforts, you hereby agree that all reasonable out-of-pocket fees and expenses (including the reasonable fees and expenses of Skadden, Arps, Slate, Meagher & Flom, LLP, counsel to the Arrangers) of Morgan Stanley, Citigroup and their affiliates arising in connection with this letter (and its due diligence and syndication efforts in connection herewith) and in connection with the Interim Facility shall be for your account, payable whether or not the Transaction is consummated. In addition, you hereby agree to pay when and as due the fees described in the Fee Letter.

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You further agree to indemnify and hold harmless each of the Administrative Agent, the Arrangers, the Lenders (including, in any event, Morgan Stanley and Citigroup), each other agent under the Interim Facility and each director, officer, employee and affiliate thereof, and each other person controlling any of the foregoing within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (each an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from this Commitment Letter, the Fee Letter, the Engagement Letter, the Transaction, the extension or syndication of the Interim Facility contemplated by this Commitment Letter, or in any way arising from any use or intended use of this letter or the proceeds of the Interim Facility contemplated by this Commitment Letter, and you agree to reimburse each Indemnified Person upon demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not Morgan Stanley, Citigroup or any such other Indemnified Person is a party to any action or proceeding out of which any such expenses arise) (collectively, an “Action”); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent finally determined by a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or material breach of this Commitment Letter of such Indemnified Person. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the you, any of your directors, security holders or creditors, an Indemnified Person or any other person or an Indemnified Person is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower shall have no obligation to indemnify and hold harmless any Indemnified Party to the extent that any claim, loss, cost, or expense arises from a failure by such Indemnified Party to comply with laws, regulations, rules or orders that may apply to its business or a failure by such Indemnified Party to possess the capacity to participate in the transactions contemplated by this letter or to take all actions necessary to authorize its participation in such transactions. The provisions of this paragraph shall be superseded by the applicable provisions contained in the Loan Documentation.

You will not, without the prior written consent of the affected Indemnified Person(s), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Action in respect of which indemnification may be sought hereunder unless such settlement, compromise, consent or termination includes a full and unconditional release of such Indemnified Person(s) from any liabilities arising out of such Action.

The provisions of the immediately preceding three paragraphs shall survive any termination of this Commitment Letter.

Each of Morgan Stanley and Citigroup reserve the right to employ the services of its affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to Morgan Stanley and Citigroup in such manner as each of Morgan Stanley, Citigroup and such affiliates may agree in their sole discretion. You acknowledge that Morgan Stanley and Citigroup may, on a confidential basis, share with any of their affiliates, and such affiliates may share with Morgan Stanley and Citigroup, any information related to the Transaction, you, the Borrower, the Target, any of its subsidiaries or any of the matters contemplated hereby in connection with the Transaction.

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You hereby represent and warrant that, as to the Target and its subsidiaries, to the best of your knowledge, and, as to the Borrower and its subsidiaries, that (i) all information (other than the Projections referred to below, information of a general economic or general industry nature and information as to the Target (which has been derived from publicly available information and in respect of which no representation is made) that has been made available by you or will hereafter be made available by you in connection with the Transaction (the “Information”) to Morgan Stanley, Citigroup or any of their affiliates or representatives or to any Lender or any potential Lender when taken as a whole is, or in the case of Information made available after the date hereof, will be correct in all material respects and does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made (after giving effect to all supplements thereto) and (ii) all financial projections, if any, that have been or will be prepared by you and made available to Morgan Stanley, Citigroup or any of their affiliates or representatives or to any Lender or any potential Lender in connection with the Transaction (the “Projections”) have been or, in the case of Projections made available after the date hereof, will be prepared in good faith based upon assumptions believed by you to be reasonable (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that any particular projections will be realized). You agree that you will promptly notify (and deliver copies to) Morgan Stanley and Citigroup of any changes in circumstances or any additional information that would be reasonably expected to call into question the Information or the continued reasonableness of any assumption underlying the Projections, and that you will supplement the Information and the Projections as necessary so that the representations, warranties and covenants set forth in this paragraph concerning the Information and the Projections remain complete and correct without regard to when such Information and Projections were made available. In issuing this commitment, Morgan Stanley and Citigroup are relying on the accuracy of the Information and on the reasonableness of the Projections as described above without independent verification thereof. The representations and covenants contained in this paragraph shall remain effective until the definitive Loan Documentation is executed and thereafter the disclosure representations contained herein shall be terminated and of no further force and effect.

You hereby acknowledge that the Arrangers will make available Information and Projections to the proposed syndicate of Lenders and that certain of the proposed Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower) (each, a “Public Lender”). You hereby agree that (a) you will use commercially reasonable efforts to identify that portion of the Information and Projections that may be distributed to the Public Lenders and include a reasonably detailed term sheet in such Information and that all of the foregoing that is to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC”; (b) by marking materials “PUBLIC,” you shall be deemed to have authorized the Arrangers and the proposed Lenders to treat such materials as not containing any material non-public information with respect to the Borrower for purposes of United States federal and state securities laws, it being understood that certain of such materials may be subject to the confidentiality requirements of the definitive Loan Documentation; (c) all materials marked “PUBLIC” are permitted to be made available by means designated “Public Investor;” and (d) the Arrangers shall treat any materials that are not marked “PUBLIC” as being suitable only for dissemination by means not designated for “Public Lenders.”

You understand and acknowledge that Morgan Stanley, Citigroup and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies that may have interests which conflict with yours regarding the Transaction and otherwise. None of Morgan Stanley, Citigroup or

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their respective affiliates shall use confidential information obtained from you (or on your behalf) or the Target in connection with the performance by Morgan Stanley, Citigroup or their respective affiliates of services for other companies, and none of Morgan Stanley, Citigroup or their respective affiliates will furnish any such confidential information to other companies. You acknowledge that none of Morgan Stanley, Citigroup or their respective affiliates have any obligation to use, in connection with the Transaction or otherwise, or to furnish to you, confidential information obtained from other companies.

This Commitment Letter, the Term Sheet attached hereto and the Fee Letter (collectively referred to as the “Commitment Documents”) are delivered to you with the understanding that no Commitment Document, nor the substance hereof or thereof, shall be disclosed to any third party (including, without limitation, other lenders, arrangers, underwriters, placement agents, or advisors or any similar persons), without our prior written consent, except (i) to your officers, employees, agents, accountants, legal advisors and other agents and advisors (and then only on a confidential and need to know basis), (ii) to the Target and its officers, employees, agents, accountants, legal advisors and other agents and advisors (and then only on a confidential and need to know basis and excluding the Fee Letter (other than any “market” flex provisions contained therein)) and (iii) as required by law or any court, governmental agency, rating agency or stock exchange requirements (provided, that you agree to promptly inform us following any such permitted disclosure); provided that you may disclose the Commitment Letter and its contents in any public filing with the Securities and Exchange Commission or any applicable stock exchange or in any prospectus or offering memorandum; provided further, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the contents thereof) after the Loan Documentation shall have been executed and delivered by the parties thereto.

Neither we, nor our respective affiliates shall disclose to any person any Transaction Information (as defined below) without the prior written consent of the Borrower other than to those affiliates, officers, directors, employees and advisors and to actual or prospective Lenders who have agreed to maintain confidential such information or as required or requested by law or regulation (including any legal or regulatory proceeding or process). “Transaction Information” means any information about the Borrower and its subsidiaries or the Target and its subsidiaries not generally disclosed by the Borrower to, or known by, the public and that is not our possession or the possession of our respective affiliates prior to its being provided by or on behalf of the Borrower or becomes available to us or to our respective affiliates on a non-confidential basis, provided, in each case, that such information or source of such information is not known by us or our respective affiliates to be the subject of or bound by another confidentiality agreement with, or other legal or contractual obligation of confidentiality to, the Borrower or that is independently developed, discovered or arrived at by us or our respective affiliates.

We hereby notify you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), we are required to obtain, verify and record information that identifies you, which information includes names and addresses and other information that will allow us to identify you in accordance with the Patriot Act.

This Commitment Letter is delivered to you solely for your benefit and may not be relied upon by any other person or entity, and nothing in the Commitment Documents is intended to confer any rights upon, nor do the Commitment Documents create third-party beneficiary status in favor of, any other person or entity as to our commitments hereunder nor are the Commitment Documents assignable by you. You acknowledge that no fiduciary duty exists on our part owing to you or any other person or entity as a result of our delivery of the Commitment Documents and no

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other person shall have any other legal or equitable right, remedy or claim hereunder. This Commitment Letter may not be amended or modified, and no waiver will be effective, except by a writing duly executed by the parties hereto. None of Morgan Stanley, Citigroup nor any Lender shall be responsible or liable to you, the Target or any other person for consequential, special, indirect or punitive damages which may be alleged as a result of this letter.

The Commitment Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect hereto or thereto. You irrevocably and unconditionally submit to the non-exclusive jurisdiction of any New York state or federal court (in each case) sitting in the County of New York over any suit, action or proceeding arising out of or relating to the Commitment Documents. Service of any process, summons, notice or document in any suit, action or proceeding may be made by registered mail addressed to you, Morgan Stanley or Citigroup, as appropriate, and you waive any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject, by suit upon judgment. EACH COMMITMENT DOCUMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). EACH OF THE UNDERSIGNED PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF OR IN CONNECTION WITH, ANY COMMITMENT DOCUMENT, AND ANY OTHER COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THE UNDERSIGNED PARTIES IN CONNECTION WITH ANY COMMITMENT DOCUMENT. IN NO EVENT SHALL ANY PARTY TO THIS COMMITMENT LETTER BE LIABLE FOR CONSEQUENTIAL, SPECIAL, INDIRECT OR PUNITIVE DAMAGES IN CONNECTION WITH THE TRANSACTION OR ANY FINANCING TRANSACTION, OR WITH OUR DELIVERY OF THE COMMITMENT DOCUMENTS.

If the Commitment Documents are not accepted by you as provided in the immediately succeeding paragraph, you are to immediately return the Commitment Documents (and any copies thereof) to the undersigned. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us an executed duplicate of the Commitment Documents. Each Commitment Document may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of each Commitment Document by telecopier or other electronic communication shall be effective as delivery of a manually executed counterpart of such Commitment Document.

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This commitment will expire at 5:00 p.m. New York City time on April 2, 2007 unless it, the Fee Letter and the Engagement Letter are accepted by you prior to such time and, if accepted prior to such time, shall expire at the earliest of (i) consummation of the Transaction, (ii) 5:00 p.m. New York City time on August 31, 2007, if the closing of the Transaction shall not have occurred by such time and (iii) termination of the Acquisition Agreement. You may terminate this Commitment Letter at any time by written notice to the Arrangers.

Very truly yours,

MORGAN STANLEY SENIOR

FUNDING, INC.

By /s/ Kevin M. Sisson

Name: Kevin M. Sisson

Title: Managing Director

CITIGROUP GLOBAL MARKETS INC.

By /s/ J. Gregory Davis

Name: J. Gregory Davis

Title: Authorized Signatory

Agreed to and Accepted this 24th day of March, 2007

BECKMAN COULTER, INC.

By /s/ Arnold A. Pinkston

Name: Arnold A. Pinkston

Title: Senior Vice President, General Counsel and Secretary

ANNEX I

SUMMARY OF CERTAIN TERMS AND CONDITIONS*

$1,650,000,000 INTERIM FACILITY

I. The Parties

Borrower:	Beckman Coulter, Inc.

Arrangers:	Morgan Stanley and Citigroup.

Joint Book-Runners:	Morgan Stanley and Citigroup.

Administrative Agent:	Citigroup.

Lenders:	Morgan Stanley, Citigroup and a syndicate of financial institutions and lenders arranged by the Arrangers and reasonably acceptable to the Borrower.

Guarantors:	Any current or future guarantor of the Existing Credit Facility or any refinancing thereof.

Security:	None.

II. Description of Credit Facility

General Description of Credit Facility:	A maximum amount of $1,650,000,000 in financing to be provided to the Borrower pursuant to an interim term loan facility (the “Interim Term Loan Facility”). The Interim Term Loan Facility is referred to herein as the “Interim Facility”. Loans made under the Interim Facility are herein referred to as “Loans” or “Interim Term Loans”.

Interim Term Loan Facility

Commitment Amount:	$1,650,000,000; provided that if any portion of the Acquisition is funded by cash proceeds of any financing other than the Interim Facility (and specifically excluding cash held by the Borrower, the Target or any of their subsidiaries at the time), the commitments with respect to the Interim Term Loan Facility shall be reduced in an amount equal to the aggregate amount of such alternate proceeds.

*	Capitalized terms used herein and not defined shall have the meanings provided in the commitment letter (the “Commitment Letter”) to which this summary is attached.

Maturity and Amortization:	The final maturity of the Interim Term Loan Facility shall be the date which occurs 364 days after the Closing Date and all Interim Term Loans shall be repaid in full on such date.

Use of Proceeds:	The Interim Term Loans shall only be utilized to finance, together with any Permanent Financing, the Transaction.

Availability:	Interim Term Loans may be borrowed on the Closing Date (as defined below), and on the Delayed Draw Funding Date (as defined below), in the aggregate amount up to the total commitment amount of the Interim Term Loan Facility. No amount of Interim Term Loans once repaid may be reborrowed.

Permanent Financing:	The Borrower intends to issue and sell in a public offering or private placement, debt or equity financing (the “Permanent Financing”), the proceeds of which will be used to finance the Transaction or repay any advances under the Interim Term Loan Facility in accordance with the terms of the definitive Loan Documentation.

III. Terms Applicable to the Interim Facility

Closing Date:	The date on which all conditions precedent have been satisfied or waived by the Lenders, the Tender Offer is consummated in accordance with the terms of the Acquisition Agreement and the initial extension of credit under the Interim Facility is made (such date being the “Closing Date”).

Delayed Draw Funding Date:	The date on which the delayed draw extension of credit under the Interim Facility is made to consummate the Merger (such date being the “Delayed Draw Funding Date”).

Interest Rates:	At the option of the Borrower, Loans may be maintained from time to time as (i) Base Rate Loans, which shall bear interest at the Applicable Margin in excess of the Base Rate in effect from time to time or (ii) Eurodollar Loans, which shall bear interest at the Applicable Margin in excess of the Eurodollar Rate (adjusted for maximum reserves) as determined by the Administrative Agent for the respective interest period.

“Base Rate” shall mean the higher of (i) 1/2 of 1% in excess of the federal funds rate and (ii) the rate that the Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time.

The “Applicable Margin” with respect to the Interim Term Loan Facility means the per annum percentage determined in accordance with Schedule 1.

During the continuance of any monetary Event of Default under the loan documentation, the Applicable Margin on all Loans shall increase by 2% and interest shall be payable on all other obligations owing under the loan documentation at a rate equal to the rate applicable to all Base Rate loans at such time plus 2%.

Interest periods of 1, 2, 3 and 6, and, if available to all Lenders, 9 and 12 months shall be available in the case of Eurodollar Loans.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each quarter. Interest in respect of Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans, and at maturity. All interest and commitment fee and other fee calculations shall be based on a 360 day year (or 365 or 366 days, as the case may be, in the case of Base Rate Loans).

Arranger and Administrative Agent Fees:	The Arrangers and the Administrative Agent shall receive such fees as have been separately agreed upon with the Borrower.

Voluntary Prepayment:	The Borrower may, upon at least same day notice in the case of Base Rate Loans and three business days’ notice in the case of Eurodollar Loans, prepay, in full or in part, the Interim Facility without premium or penalty; provided, however, that each partial prepayment shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof; provided further that any such prepayment of Eurodollar Loans shall be made together with reimbursement for any funding losses of the Lenders resulting therefrom.

Mandatory Prepayment:	(i) 50% of excess cash flow (to be defined in a manner satisfactory to the Arrangers and the Borrower and to be paid on an annual basis beginning with fiscal year 2007), (ii) 100% of net cash proceeds from permitted asset sales by the Borrower in each fiscal year (subject to reinvestment baskets to be determined), excluding proceeds from the sale of customer leased equipment in the ordinary course of business, (iii) 100% of net cash proceeds from the sale or issuance by the Borrower or its subsidiaries of debt financings, excluding (x) borrowings under credit facilities for working capital or to fund operations (including the Existing Credit Facility and any refinancing thereof), (y) proceeds of less than $200,000,000 from the issuance of convertible securities used to repurchase Borrower’s stock, and (z) other exceptions to be agreed and (iv) 100% of net cash proceeds from the sale or issuance by the Borrower of equity, equity-like or hybrid securities (subject to certain exceptions to be agreed) shall be applied to the prepayment of Interim Term Loans. Subject to clause (iii) above, mandatory prepayments shall not be required with respect to subsidiaries of the Borrower.

Documentation:	Morgan Stanley’s and Citigroup’s commitments will be subject to the negotiation, execution and delivery of definitive Loan Documentation consistent with the terms of the Commitment Documentation, in each case prepared by counsel to Morgan Stanley and Citigroup.

Conditions Precedent to Closing Date and Delayed Draw Funding Date:	Limited to those set forth in Annex II.

Representations and Warranties:	Representations and warranties (applicable to the Borrower and its subsidiaries) substantially limited to those set forth in the Existing Credit Agreement with modifications appropriate in the reasonable judgment of the Arrangers for the Transaction.

Covenants:	Affirmative, negative and financial covenants (applicable to the Borrower and its subsidiaries) limited to the following:

(a)    Affirmative Covenants - (i) material compliance with laws and regulations (including, without limitation, ERISA and environmental laws); (ii) payment of taxes and other material obligations; (iii) maintenance of appropriate and adequate insurance; (iv) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses, privileges and approvals; (v) visitation and inspection rights; (vi) keeping of proper books in accordance with generally accepted accounting principles; (vii) maintenance of properties; (viii) conducting transactions with affiliates on terms equivalent to those obtainable on an arm’s length basis; (ix) customary financial and other reporting requirements (including, without limitation, audited annual financial statements and quarterly unaudited financial statements, notices of defaults and litigation, compliance certificates, reports to shareholders and filings with the SEC and other information as any Lender shall reasonably request); and (x) assistance with syndication.

(b)    Negative Covenants - Restrictions on (i) liens (such restrictions to be limited to the extent necessary to comply with margin regulations); (ii) certain mergers and consolidations; (iii) accounting changes, (iv) changes in nature of business, (v) speculative transactions, (vi) subsidiary debt, (vii) transactions with affiliates, (viii) investments (such restrictions to exclude investments made in the ordinary course and that are consistent with past practice) and (ix) limits on dividends (such restrictions to exclude dividends made in the ordinary course and that are consistent with past practice).

(c)    Financial Covenants – Limited to maintenance of (i) a maximum ratio of total debt to EBITDA; and (ii) a minimum ratio of EBITDA to interest expense. All financial covenants will be calculated on a consolidated basis and for each consecutive four fiscal quarter period. All financial covenants will be calculated giving pro forma effect to the Acquisition and include the consolidated EBITDA of the Target and its subsidiaries for the applicable period, with such adjustments (including without limitation adjustments attributable to the Acquisition, and identified cost savings, divestitures and other adjustments as are reasonably acceptable to the Borrower and the Arrangers (approval not to be unreasonably withheld).

Events of Default:	Limited to the following: (i) failure to pay principal when due, or to pay interest or other amounts within three business days after the same becomes due; (ii) any representation or warranty proving to have been materially incorrect when made or confirmed; (iii) failure to perform or observe covenants set forth in the Loan Documentation within a specified period of time, where customary and appropriate, after notice or knowledge of such failure; (iv) cross-defaults to payment defaults on principal aggregating $75,000,000 or to other events if the effect is to accelerate such debt; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) monetary judgment defaults in excess of $75,000,000 (net of insurance) and non-monetary judgment defaults that could reasonably be expected to have a Material Adverse Effect (as defined in Annex II of the Commitment Letter); (vii) change of control; (viii) invalidity or unenforceability of Loan Documentation; and (ix) standard ERISA defaults.

Expenses:	The Borrower shall pay all of the Administrative Agent’s and the Arrangers’ reasonable due diligence and other out of pocket expenses incurred by the Administrative Agent or the Arrangers (including the fees and expenses of Skadden, Arps, Slate, Meagher & Flom, LLP, counsel for the Arrangers), whether or not any of the transactions contemplated hereby are consummated, as well as all reasonable expenses of the Administrative Agent in connection with the administration of the loan documentation. The Borrower shall also pay the expenses of the Administrative Agent, the Arrangers and the Lenders in connection with the enforcement of any of the loan documentation.

Indemnity:	The Borrower will indemnify and hold harmless the Administrative Agent, the Arrangers, each Lender, each other agent and each of their affiliates and their officers, directors, employees, agents and advisors from claims and losses relating to the Transaction or the Interim Facility on the same terms contained in the Existing Credit Agreement.

Required Lenders:	Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Interim Facility.

Waivers & Amendments:	Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation shall require the approval of the Required Lenders, except that the consent of all affected Lenders shall be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of scheduled maturities or times for scheduled payment, (iv) changes to the order of applications of prepayments (including provisions relating to pro rata applications thereof), (v) waivers of any of the conditions precedent to the Closing Date, (vi) change the percentages of Lenders required to take actions or (vii) amend the amendment sections of the Loan Documentation.

Assignments and Participations:	Assignments must be to Eligible Assignees (to be defined in the Loan Documentation) with the Borrower’s consent (unless an Event of Default shall have occurred and be continuing and such consent not to be unreasonably withheld or delayed, and objection by the Borrower to any person reasonably considered by the Borrower to be a competitor or an affiliate of a competitor of the Borrower shall be deemed not to be unreasonable) and, in each case other than an assignment to a Lender or an assignment of the entirety of a Lender’s interest in the Interim Facility, in a minimum amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign (i) as security all or part of its rights under the loan documentation to any Federal Reserve Bank and (ii) all or part of its rights or obligations under the loan documentation to any of its affiliates. No participation shall include voting rights, other than for reductions or postponements of amounts payable and shall require the Borrower’s consent (unless an Event of Default shall have occurred and be continuing and such consent not to be unreasonably withheld or delayed, and objection by the Borrower to any person reasonably considered by the Borrower to be a competitor or an affiliate of a competitor of the Borrower shall be deemed not to be unreasonable).

Taxes:	All payments to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lender’s applicable lending office). The Lenders will use reasonable efforts (consistent with their respective internal policies and legal and regulatory restrictions and so long as such efforts would not otherwise be disadvantageous to such Lenders) to minimize to the extent possible any applicable taxes and the Borrower will indemnify the Lenders and the Administrative Agent for such taxes paid by the Lenders or the Administrative Agent.

Miscellaneous:	Standard yield protection (including compliance with risk based capital guidelines, increased costs, payments free and clear of withholding taxes and interest period breakage indemnities), eurodollar illegality and similar provisions, defaulting lender provisions, waiver of jury trial and submission to jurisdiction provisions. The Borrower shall have the right to replace any Lender who makes a claim for taxes or increased costs.

Governing Law:	New York.

Counsel for the Arrangers:	Skadden, Arps, Slate, Meagher & Flom, LLP.

SCHEDULE 1

to Annex I

INTERIM FACILITY PRICING

Rating S&P/Moody’s1	Applicable Margin – Eurodollar Loans	Applicable Margin – Base Rate Loans

Level 1 At least BBB- and Baa3 or higher	0.875%	0%

Level 2 Lower than Level 1, but at least BB+ and Ba1	1.00%	0%

Level 3 Lower than Level 2	1.25%	0.25%

[1]	In each case, in the event of a split rating, the lower rating shall apply.

ANNEX II

CONDITIONS PRECEDENT TO THE CLOSING DATE AND THE DELAYED DRAW FUNDING DATE

Except as otherwise set forth below, the occurrence of the Closing Date and the Delayed Draw Funding Date shall be subject to the satisfaction of each of the following conditions precedent:

1.	With respect to the Interim Facility, all Loan Documentation, including a credit agreement incorporating substantially the terms and conditions outlined herein, shall be in form and substance reasonably satisfactory to the Lenders, together with customary closing documentation. There shall exist no uncured material default (subject, in the case of representations, to the Specified Representations) under any of the Loan Documentation and the Specified Representations of the Borrower set forth in the Loan Documentation shall be true and correct immediately prior to, and after giving effect to, the extension of credit under the Interim Term Loan Facility. All Loans shall be in full compliance with the Federal Reserve’s Margin Regulations.

2.	The Lenders shall have received all customary closing documents and instruments, including (i) reasonably satisfactory opinions of counsel and (ii) such corporate resolutions, certificates and other documents as the Lenders shall reasonably request.

3.	The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the U.S.A. Patriot Act.

4.	The Acquisition Agreement (including all schedules and exhibits thereto) shall not be altered, amended or otherwise changed or supplemented in any material respect from the Acquisition Agreement provided to the Administrative Agent and dated March 24, 2007 or any condition therein waived without the prior written consent of the Lenders adversely affected thereby. The Acceptance Time (as defined in the Acquisition Agreement) shall have occurred (or shall occur concurrently with the initial extension of credit under the Interim Term Loan Facility) in accordance with the Acquisition Agreement and in compliance in all material respects with applicable law.

5.

After giving effect to the Transaction, the Borrower and its subsidiaries shall have no outstanding indebtedness or preferred stock other than (i) the loans and other extensions of credit under the Interim Facility, (ii) any indebtedness incurred and any notes or equity issued in connection with the Permanent Financing, (iii) indebtedness or preferred stock or any right, warrant or other agreement to issue preferred stock outstanding under agreements in effect as of the date hereof, (iv) indebtedness under the Existing Credit Facility and other facilities and agreements providing working capital and funds for operations of the Borrower and its subsidiaries, including sales of leases and receivables, and other short term debt programs, (v) purchase money indebtedness and capital leases in connection with the acquisition of equipment and real estate used in connection with the business, (vi)

indebtedness incurred in connection with the Top-Up Option, and (vii) other limited indebtedness to be agreed upon.

6.	All material governmental consents and approvals required as a condition to the Tender Offer under the terms of the Acquisition Agreement shall have been obtained and shall remain in effect and all applicable waiting periods shall have expired or been terminated and all other foreign antitrust and competition approvals required to consummate the Tender Offer or the Merger, as the case may be, shall have been obtained (in the case of foreign Legal Requirements or approvals, only if such Legal Requirements or approvals: (a) would have suspensory effect, (b) if not obtained would reasonably be expected to result in material limitations on the ownership or operation by the Borrower of the assets of the Borrower, its subsidiaries or the Target or (c) if not obtained, would subject the Borrower or the Purchaser to the payment of a material fine or penalty); and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the Transaction or the Interim Facility.

7.	All costs, fees and expenses of the Arrangers and the Lenders (including the reasonable fees and expenses of one counsel for the Arrangers and the Lenders) shall have been paid.

8.	The Borrower shall have delivered pro forma consolidated balance sheet and related pro forma consolidated statements of income and other pro forma information in conformity with Regulation S-X of the Borrower as of and for the twelve-month period ending at the most recent fiscal quarter ending at least 45 days prior to the Closing Date prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), in each case which financial statements shall have been prepared in a manner that is not materially inconsistent with the financial statements or forecasts previously provided to the Lenders.